Exhibit 10.7
Schedule of Board Fees

The Compensation Committee and Board of Directors of Lakeland Financial Corporation adopted the following fee schedule effective January 1, 2010:

Annual Director Retainer:	$15,000
Annual Audit Committee Chairman Retainer:	$19,000
Annual Lead Director and Compensation Committee Chairman Retainer:	$19,000
Annual Governance Committee Chairman Retainer:	$16,000
Board Meeting Fee:	$800	per meeting
Committee Meeting Fee:	$700	per meeting
Annual stock grant:	500	shares